Exhibit 10.38

FIRST AMENDMENT AND LIMITED WAIVER
TO LOAN AND SECURITY AGREEMENT
BETWEEN SANGSTAT MEDICAL CORPORATION
AND FINOVA CAPITAL CORPORATION

This First Amendment and Limited Waiver to Loan and Security Agreement (this "Amendment") dated as of May 11, 2001, is entered into by and between SANGSTAT MEDICAL CORPORATION ("Borrower") and FINOVA CAPITAL CORPORATION ("FINOVA"), in reference to that certain Loan and Security Agreement between them dated April 21, 2000 (the "Loan Agreement"; capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Loan Agreement).

         A.    FINOVA currently provides financial accommodations to Borrower pursuant to the terms of the Loan Agreement.

         B.    On or about January 31, 2001, FINOVA notified Borrower of an Event of Default under the Loan Agreement due to Borrower's failure to comply with the minimum Tangible Net Worth financial covenant set forth therein.

         C.    Borrower has requested that FINOVA grant a waiver of the Event of Default and amend the Loan Agreement as provided herein. FINOVA consents to Borrower's requests on the terms and subject to the conditions set forth in this Amendment.

         NOW THEREFORE, the parties hereto agree as follows:

1. Waiver. FINOVA hereby waives Borrower's duty to comply with the minimum Tangible Net Worth and Liquidity financial covenants set forth in Section 6.1.13 of the Loan Agreement and Schedule. As a result, the default letter dated January 31, 2001, from FINOVA to Borrower is hereby rescinded. In addition, FINOVA hereby waives Borrower's duties to comply with the covenants set forth in Section 6.2 of the Loan Agreement and Schedule (Advances, Existing Guaranties, Capital Expenditures, Compensation and Indebtedness for Borrowed Money) and all of the Reporting Requirements set forth on Exhibit A to the Loan Agreement.

2. Revolving A Credit Loans.

    The REVOLVING A CREDIT LOANS Section of the Schedule set forth on pages S-1 through S-2, and all references in the Loan Agreement to Revolving A Credit Loans, are deleted in their entirety such that the Revolving A Credit Loans credit facility is no longer available to Borrower or part of the Loan Agreement.
    The definitions of Revolving A Credit Loans, Revolving A Credit Limit, and Revolving A Interest Rate set forth in Section 1 of the Loan Agreement are deleted in their entirety.
    The definition of Revolving Credit Loans set forth in Section 1 of the Loan Agreement is deleted in its entirety and replaced with the following:

    "Revolving Credit Loans" shall mean Revolving B Credit Loans.
    The REVOLVING A INTEREST RATE Section of the Schedule set forth on pages S-2 and S-3 is deleted in its entirety.

3. Total Facility. The TOTAL FACILITY Section set forth on Page S-1 of the Schedule is amended by deleting $30,000,000 and replacing it with $15,000,000.

4. Term. The TERM section set forth on page S-6 of the Schedule is deleted in its entirety and replaced with the following:

The term of this Agreement shall be from the date of this Agreement through the earlier of (i) December 31, 2001 or, (ii) the date upon which FINOVA receives payment of the outstanding loan balance in its entirety (the "Termination Date"). On the Termination Date, this Agreement shall terminate without further notice and all Obligations shall be fully due and payable.

5. Collateral Monitoring Fee. The COLLATERAL MONITORING FEE section set forth on page S-3 of the Schedule is deleted in its entirety.

6. Termination Fee. The TERMINATION FEE section set forth on page S-7 of the Schedule is deleted in its entirety.

7. Payment of Interest, Fees and Other Charges. Notwithstanding anything in the Agreement to the contrary, FINOVA shall no longer charge the Revolving Credit Loans for the payment of any interest, fee or other charge required to be paid by Borrower pursuant to the Agreement. All accrued interest shall be due and payable by Borrower on the tenth (10th) of each month and all fees and other charges shall be due and payable by Borrower as and when set forth in the Agreement.

8. Paydown. As a condition to the effectiveness of this Amendment, Borrower shall pay to FINOVA an amount equal to the amount by which the current outstanding Obligations exceed $5,050,000. Such sums shall be paid to FINOVA on the date hereof.

9. Reaffirmation. Except as amended by terms herein, the Loan Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Loan Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11. Governing Law. This Amendment shall be governed by and construed according to the laws of the State of Arizona.

12. Attorneys' Fees and Waiver of Jury Trial. Borrower agrees to pay, on demand, all attorneys' fee s and costs incurred in connection with the preparation, negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation, enforcement or otherwise concerning its terms, the prevailing party in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party may be entitled. Each of the parties hereto hereby waives any and all rights to a trial by jury in any such action or proceeding.

FINOVA CAPITAL CORPORATION,

a Delaware corporation

By:/s/ Sean R. Hughes

Print Name: Sean R. Hughes
Title/Capacity: Vice President

SANGSTAT MEDICAL CORPORATION,

a Delaware corporation

By:/s/ Stephen G. Dance

Print Name: Stephen G. Dance
Title/Capacity:Sr. VP, Finance

REAFFIRMATION OF GUARANTIES AND LOAN DOCUMENTS

Each of the undersigned guarantors reaffirms the terms of its Continuing Guaranty dated April 21, 2000, acknowledges that such Continuing Guaranty remains in full force and effect, and consents to and acknowledges the terms of this Amendment as of the date first set forth above.

HUMAN ORGAN SCIENCES, INC.

By: /s/ Stephen G. Dance

Its:Sr. VP, Finance

XENOSTAT, INC.

By: /s/ Stephen G. Dance

Its:Sr. VP, Finance

CHRONIMMUNE PHARMACEUTICALS, INC.

By: /s/ Stephen G. Dance

Its:Sr. VP, Finance